Exhibit 23.1

GRUBER & COMPANY, LLC
400 Lake Saint Louis Blvd.
Lake Saint Louis, MO, United States
Phone: (636) 561-5639

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 1, 2007, relating to the financial statements of The Blackhawk Fund (“Blackhawk”) which include the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2006 appearing in the Annual Report on Form 10-KSB of Blackhawk as of December 31, 2006.

/s/  Gruber & Company, LLC
Lake St. Louis, Missouri

March 15, 2007